EXHIBIT 10.2

the mcclatchy company
EXECUTIVE SEVERANCE BENEFIT PLAN
(Effective as of AUGUST 7, 2019)

1. PURPOSE.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of The McClatchy Company has adopted this The McClatchy Company Executive Severance Benefit Plan (the “Plan”), effective as of August 7, 2019 (the “Effective Date”).  The purpose of the Plan is to retain senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an Involuntary Termination in connection with a Change in Control.  The Plan thus provides each Participant with severance benefits following the Participant’s Involuntary Termination in exchange for the release described in the Plan and adherence to certain covenants protective of the Company and its Affiliates.

2. DEFINITIONS.

Whenever used in the Plan, the following capitalized words and phrases will have the meanings set forth below.

(a) “Accrued Compensation” means, with respect to a Participant: (i) any unpaid base salary owed to such Participant for services rendered to the Date of Termination; (ii) all vested benefits owed to such Participant under applicable written plans and programs maintained by the Company, including, without limitation, the Company’s 2012 Omnibus Incentive Plan and the Company’s 2018 Executive Retention Benefit Plan or any successor to either such plan, subject to the terms and conditions of such plans or programs; (iii) reasonable business expenses and disbursements incurred prior to the Date of Termination by such Participant in accordance with the Company’s applicable written business expense reimbursement policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment of such Participant under the Company’s applicable vacation policy.

(b) “Administrator” means, prior to the consummation of a Change in Control, the Compensation Committee.  From and after the consummation of a Change in Control, the Administrator will be a person or group of persons designated by the Compensation Committee prior to or in connection with such Change in Control, provided that any such person acting as Administrator is not an Eligible Executive or a Participant under the Plan.

(c) “Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended.

(d) “Annual Base Salary” means, with respect to a Participant, the greater of (i)(A) if such Participant’s Involuntary Termination is on account of an event described in Section (i), the Participant’s annual base rate of salary in effect immediately prior to the date the Participant is given Notice of Termination and (B) if such Participant’s Involuntary Termination is on account of an event described in Section (ii), the Participant’s annual base rate of salary in effect immediately prior to the date of the event giving rise to such Involuntary Termination or (ii) the Participant’s annual base rate of salary in effect immediately prior to the date of consummation of the Change in Control giving rise to the CiC Period.

(e) “Annual Target Cash Incentive” means, with respect to a Participant, the greater of (i)(A) if such Participant’s Involuntary Termination is on account of an event described in Section (i), the Participant’s annual bonus incentive opportunity in effect immediately prior to the date the Participant is given Notice of Termination and (B) if such Participant’s Involuntary Termination is on account of an event described in Section (ii), the Participant’s annual bonus incentive opportunity in effect immediately prior to the date of the event giving rise to such Involuntary Termination or (ii) the Participant’s annual bonus incentive opportunity in effect immediately prior to the date of consummation of the Change in Control giving rise to the CiC Period.  Notwithstanding the foregoing, if a Participant’s bonus opportunity is determined based on a period less than twelve (12) months, the percentage bonus opportunity for such shorter period that includes the date the Annual Target Cash Incentive is to be determined under this Section (e) shall be applied to the Participant’s Annual Base Salary and this dollar amount shall be the Participant’s Annual Target Cash Incentive.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” means, with respect to an Eligible Executive, as determined by the Administrator: (i) a willful failure by such Eligible Executive to substantially perform the duties of his or her position with the Company and its Affiliates, other than a failure resulting from such Eligible Executive’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by such Eligible Executive which constitutes gross misconduct and which is materially injurious to the Company or an Affiliate.  No act, or failure to act, by the Eligible Executive shall be considered “willful” unless committed without a reasonable belief that the act or omission was in the Company’s best interest.

(h) “Change in Control” means the occurrence of any of the following: (i) the sale, lease, conveyance, or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto (the “Exchange Act”)), entity, or group of persons acting in concert; (ii) any “person” or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board; or (v) the occurrence of a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Exchange Act.

(i) “CiC Period” means the period beginning 90 days prior to a Change in Control and ending on the date that is the second (2nd) anniversary of such Change in Control.
(j) “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section will be deemed to be to that section as it now exists and to any successor provision.
(k) “Company” means The McClatchy Company, a Delaware corporation.
(l) “Confidential Information” means sensitive, proprietary or other confidential information relating to the Company and its Affiliates, including without limitation, trade secrets,

processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s and its Affiliate’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company or its Affiliates, and all other data and information of a competition-sensitive nature.

(m) “Date of Termination” means, with respect to a Participant, the date of termination of the Participant’s employment with the Company and all Affiliates, which will be specified in the applicable Notice of Termination and which, in the case of an Involuntary Termination under Section (ii), will be not less than 60 days following the Company’s receipt of such Notice of Termination.

(n) “Disability” means, with respect to an Eligible Executive, that the Eligible Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than six months or which can be expected to result in death.

(o) “Eligible Executive” means any key employee of the Company or an Affiliate that the Administrator designates in writing as an Eligible Executive under the Plan.
(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q) “Involuntary Termination” means, with respect to a Participant, the occurrence of either of the following during a CiC Period:

(i) the termination of the Participant’s employment with the Company and all Affiliates by the Company or such Participant’s employing Affiliate without Cause and other than by reason of the Participant’s death or Disability, provided that the Company or the Affiliate, as applicable, may not terminate a Participant’s employment hereunder unless and until the Company or the Affiliate has delivered a Notice of Termination to the Participant; or

(ii) the termination of the Participant’s employment with the Company and all Affiliates by the Participant’s resignation from all positions the Participant holds with the Company and its Affiliates after the occurrence of any one of the following events undertaken or resulting without the Participant’s express consent, unless, if correctable, such circumstances are fully corrected within 30 days of the Notice of Termination given in respect thereof:

(A) a material diminution in the Participant’s base compensation;
(B) a material diminution in the Participant’s authority, duties, or responsibilities;
(C) a material change in the geographic location at which the Participant must perform his or her duties, measured by distance.

An Eligible Executive’s resignation on account of a termination event described in this Section 2(p)(ii) shall not be considered an Involuntary Termination unless the Eligible Executive delivers a Notice of Termination to the Company within 90 days after the initial occurrence of such termination event and the Company or the Affiliate employing the Eligible Executive fails to cure the event or circumstance claimed to constitute the termination event within 30 days after the Company’s receipt of such Notice of Termination.  If an Eligible Executive does not terminate employment under this Section 2(p)(ii) within 180 days after the initial occurrence of a termination event, the Eligible Executive will be deemed to have waived his or her right to terminate employment under this Section 2(p)(ii) on the basis of such termination event.

(r) “Notice of Termination” means, as the case may be, (i) a written notice of Involuntary Termination under Section (i) required to be delivered to a Participant by the Company or an Affiliate employing the Participant, which must set forth (A) the Date of Termination and (B) that the Involuntary Termination is not on account of Cause or Disability (or must omit any reference to the Involuntary Termination being on account of Cause or Disability), or (ii) a written notice of Involuntary Termination under Section (ii) required to be delivered by a Participant to the Company, which must set forth (A) the Date of Termination and (B) with reasonable specificity, the event or circumstance claimed to constitute the termination event.

(s) “Participant” means an Eligible Executive who becomes a participant in the Plan pursuant to Section 3.
(t) “Protective Covenants” means, with respect to a Participant, the restrictions and limitations described in Section 5.
(u) “Section 409A” means Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued under such section.

(v) “Vendor” means any of the Company’s or its Affiliates’ material suppliers, vendors, contractors, consultants, advisors, representatives or agents that have been involved in any project in which the Company or its Affiliates has at any time within the preceding five years performed any significant development efforts of which the Participant has significant knowledge.

3. PARTICIPATION.

An Eligible Executive will become a Participant in the Plan if the Eligible Executive (a) receives from the Company or delivers to the Company, as the case may be, a valid Notice of Termination and (b) actually experiences an Involuntary Termination.  A Participant’s participation in the Plan is subject to all of the terms and conditions of the Plan.  To participate in and receive benefits under the Plan, each Participant agrees to observe all of the provisions of the Plan and to comply with all decisions taken by the Company and the Administrator in construing and administering the Plan.

4. Obligations of the Company Upon Involuntary Termination.

Subject to the requirements and conditions of this Section 4, if a Participant experiences an Involuntary Termination, the Company will pay the Participant the Accrued Compensation described in Section (a) and, subject to satisfaction of the release, Protective Covenant affirmation and other conditions of Section (c), provide the Participant with the severance benefits described in Section (b), in each case as follows:

(a) Accrued Compensation.  The Participant will be entitled to receive payment of all Accrued Compensation.  The Accrued Compensation described in Section 2(a)(i) will be paid in accordance with the regular payroll otherwise applicable to the Participant.  The Accrued Compensation described in Section (a)(iii) will be paid within 45 days after the submission of requests for reimbursement in accordance with the applicable policies and procedures of the Company and in any event no later than the end of the calendar year following the calendar year in which the Date of Termination occurs.  The Accrued Compensation described in described in Sections (a)(ii) and (a)(iv) will be paid within the periods for payment specified in the applicable benefit plans or employee programs (and any award agreements thereunder).

(b) Severance Benefits.  The Participant will be entitled to receive a severance benefit equal to the product of (i) the sum of (A) the Participant’s Annual Base Salary, plus (B) the Participant’s Annual Target Cash Incentive, multiplied by (ii) two.  Except to the extent required by Section (iii), payment of such amount will be made in cash in a lump sum as soon as reasonably practicable and in no event more than 60 days following the Participant’s Date of Termination.

(c) Entitlement to Benefits; Release of Claims; Agreement to Protective Covenants.  As a condition to the Participant’s receipt of the severance benefits described in Section (b), the Participant must execute and deliver to the Company a release of claims against the Company, its Affiliates and agents, such release to be in a form and at the time determined by the Company, in its reasonable discretion, but no earlier than the Date of Termination and allow such release to become effective in accordance with its terms, but in any event no later than 60 days following the Participant’s Date of Termination; and (A) execute and deliver to the Company resignations of all officer and director positions the Participant holds with the Company and its Affiliates; and (B) execute and deliver to the Company an agreement affirming the Participant’s acknowledgement of, and agreement to, the Protective Covenants, in each case no later than 45 days after the Date of Termination or, if earlier, the date the Company sets for delivery of the release of claims.  No severance benefits will be payable under the Plan for the Participant’s Involuntary Termination if the Participant does not execute such release in favor of the Company, or if the Participant purports to rescind the release in whole or in part, or if the Participant does not execute and deliver the agreements, instruments and other documents described in Section 1(a)(ii), all within the time frames described herein.

(d) Mitigation.  Participants will not be obligated to seek other employment in mitigation of the amounts payable under the Plan, and obtaining other employment will in no event effect any reduction of the Company’s obligations to make the payments and provide the benefits required under the Plan.

5. PROTECTIVE COVENANTS.

As a condition to any Participant’s right to receive the severance benefits provided in Section (b), such Participant agrees to and covenants as follows:

(a) Non-Solicitation.  During the Participant’s employment with the Company and/or its Affiliates and for a twelve (12)-month period following the Participant’s Date of Termination, the Participant agrees that the Participant will not, except with the prior express written consent of the Board’s Chairman, either directly or indirectly:

(i) Entice, induce or solicit, or attempt to entice, induce, or solicit, any employee, independent contractor, or other personnel of the Company or an Affiliate to leave employment or other service of the Company or an Affiliate;

(ii) Hire, on his or her own behalf or on behalf of another entity or person, any employee, independent contractor, or other personnel who left employment or other service of the Company or an Affiliate within one-year prior to the Participant’s Date of Termination;

(iii) Advise, consult for, represent, or lobby on behalf of any business, organization, person, third party, or other entity on matters adverse to the Company; or

(iv) Entice, induce, or solicit, or attempt to entice, induce, or solicit, any Vendor or customer to withdraw, curtail, cancel, or otherwise alter in an adverse manner its business or relationship with the Company or an Affiliate.

(b) Confidential Information.  The Participant acknowledges that during such Participant’s employment with the Company or the employing Affiliate, the Participant has been given access to and has become acquainted with Confidential Information.

(i) The Participant agrees that during such Participant’s employment and at all times thereafter, the Participant shall not, directly or indirectly, communicate, disclose, or divulge to any person, or use for his or her own benefit or the benefit of any person, in any manner, any Confidential Information, except as required in the course of the Participant’s employment with the Company or an Affiliate or as otherwise may be required by applicable law.  Notwithstanding the foregoing, with respect to Confidential Information that constitutes a trade secret, pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(ii) The Participant acknowledges that the Company’s Confidential Information is a valuable, confidential, special, and unique asset of the Company and its Affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses.

(iii) All documents relating to the businesses of the Company and its Affiliates including, without limitation, documents, including electronic records, whether prepared by the Participant or otherwise coming into the Participant’s possession, are the exclusive property of the Company and its applicable Affiliates and must not be removed from the premises of the Company or its Affiliates, except as required in the course of the Participant’s employment with the Company or its Affiliates.  The Participant shall return all such documents and electronic records (including any copies thereof) to the Company upon the Date of Termination or upon the earlier request of the Company or the Board.

(c) Non-Disparagement.  The Participant shall not publicly disparage the Company, its Affiliates, or their respective officers or directors, and the Company, its Affiliates, or their respective officers or directors shall not publicly disparage the Participant.  Notwithstanding the foregoing, no provision of the Plan shall preclude a Participant or a Participant’s successors or members of the Board or of management of the Company or its Affiliates from making truthful statements that are required by applicable law, regulation, or legal process.

(d) Cooperation with Regard to Litigation.  The Participant agrees to cooperate with the Company, during the Participant’s employment and after the Date of Termination, by making himself or herself available to testify on behalf of the Company or any Affiliate, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company and/or any Affiliate in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or an Affiliate as may be reasonably requested and after taking into account the Participant’s post-termination responsibilities and obligations.  The Company agrees to reimburse the Participant, on an after-tax basis, for all reasonable expenses, including legal fees, actually incurred in connection with the Participant’s provision of testimony or assistance.

(e) Repayment; Forfeiture; Clawback.  Notwithstanding anything to the contrary in the Plan, if the Participant fails to comply with the conditions of this Section 5 on one or more occasions, the Participant will be required to repay the full amount of the severance benefits provided in Section (b) that have previously been paid and will immediately forfeit all rights to the severance benefits provided in Section (b) that have not yet been paid.  The repayment and forfeiture provisions of this Section (e) will be in addition to, and not in limitation of, any other remedies available to the Company or its Affiliates at law or in equity.  In addition, any portion, up to and including the full amount, of the severance benefits paid to a Participant pursuant to Section (b) will be repaid by the Participant to the Company or its Affiliates if and to the extent that such severance benefits paid to such Participant are required to be repaid pursuant to (i) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, or regulation, or otherwise, provided such policy is generally applicable to Company executives and in effect as of the date of the Participant’s Date of Termination; or (ii) any law, rule, or regulation.

(f) Additional Remedies.  The Participant acknowledges that the Company and its Affiliates would not have an adequate remedy at law for monetary damages if the Participant breaches the Protective Covenants in this Section 5.  Therefore, in addition to other remedies, the Company and its Affiliates will be entitled to seek specific enforcement and to seek injunctive and other equitable relief for beach or threatened breach.

(g) Reformation of Protective Covenants.  If any Protective Covenant under Section 5 is held by a court of competent jurisdiction to be enforceable only if modified, the court is expressly authorized to modify, and the parties wish that the court would so modify, the Protective Covenants (instead of severing such otherwise unenforceable provision from the Plan in its entirety) to such extent and in such manner as it deems warranted to carry out the intent of the Protective Covenants to the maximum extent permitted by law.  If any Protective Covenant is ultimately held to be unenforceable and thus stricken in its entirety notwithstanding the desire of the parties as set forth above, any such event shall not affect the validity of the remainder of the Protective Covenants, the balance of which shall continue to be binding upon the Company and its Affiliates and the Participants.

6. PARACHUTE LIMITATIONS.

If any Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding entered into between the Participant and the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), any right of the Participant to any vesting, payment or benefit under the Plan will be reduced or eliminated: (a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”); and (b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment.  The Company will accomplish any reduction by first reducing or eliminating any cash payments (with the payments to be made at the latest date in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance-based equity awards, then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock, restricted stock units, or deferred stock units, then by reducing or eliminating any other remaining Parachute Payments.

7. EMPLOYMENT STATUS.

(a) Right to Terminate Employment.  The Plan will not be deemed to be an employment contract between the Company or any Affiliate and any Participant.  Nothing contained in the Plan including, without limitation, using the term “Cause” to determine benefits under the Plan, will give any Participant the right to be retained in the employ of the Company or any Affiliate or to interfere with the right of the Company to discharge any Participant at any time, nor will it give the Company or any Affiliate the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate service at any time.

(b) Status Upon Date of Termination.  Beginning upon the Participant’s Date of Termination, the Participant will cease to be an employee of the Company or any Affiliate for any purpose.  The payment of severance benefits under the Plan will be payments to a former employee.

8. CLAIMS AND REVIEW PROCEDURES.

(a) Claims Procedure.  Any Eligible Executive (“claimant”) who has not received benefits under the Plan that he or she believes should be paid may make a claim for such benefits.  With respect to other claims under the Plan, the Company will adjudicate such claims as follows:

(i) Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

(ii) Timing of Company Response.  The Company will respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

(iii) Notice of Decision.  If the Company denies part or the entire claim, the Company will notify the claimant in writing of such denial.  The Company will write the notification in a manner calculated to be understood by the claimant.  The notification will set forth:

(A) The specific reasons for the denial,
(B) A reference to the specific provisions of the Plan on which the denial is based,

(C) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(D) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(E) A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(b) Review Procedure. If the Company denies part or the entire claim, the claimant will have the opportunity for a full and fair review by the Company of the denial, as follows:
(i) Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

(ii) Additional Submissions – Information Access.  The claimant will then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company will also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iii) Considerations on Review.  In considering the review, the Company will take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv) Timing of Company Response.  The Company will respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

(v) Notice of Decision.  The Company will notify the claimant in writing of its decision on review.  The Company will write the notification in a manner calculated to be understood by the claimant.  The notification will set forth:

(A) The specific reasons for the denial,
(B) A reference to the specific provisions of the Plan on which the denial is based,

(C) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(D) A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
9. ADMINISTRATION.

(a) Administration.  The Plan is intended to constitute a severance Plan under Title I of ERISA.  The Administrator will be the named fiduciary with respect to the Plan and will act for the Company under the Plan.

(b) Powers of the Company.  The Administrator will have all powers necessary to administer the Plan, including, without limitation, the sole power and discretionary authority to (i) interpret the provisions of the Plan, (ii) establish rules for the administration of the Plan, and (iii) prescribe any forms required to administer the Plan.

(c) Interpretation.  No Participant will receive a benefit under the Plan unless the Administrator has determined that the Participant is entitled to the benefit under the terms and conditions of the Plan.  The Administrator will have the authority to interpret and construe all provisions of the Plan, and any such interpretation or construction, and any other determination contemplated to be made under the Plan by the Administrator will be final, binding, and conclusive, absent manifest error.

(d) Delegation.  The Administrator will have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities.  Any such delegation by the Administrator may allow further delegations by the individual or entity to which the delegation is made.  The Administrator may rescind any delegation at any time.  Each person or entity to which a duty or responsibility has been delegated will be responsible for the exercise of such duty or responsibility and will not be responsible for any act or failure to act of any other person or entity.

10. AMENDMENTS AND TERMINATION.

The Plan may be amended or terminated by the Administrator at any time; provided, that no amendment or termination that would be materially adverse to an Eligible Executive shall be made until the second (2nd) anniversary of the Effective Date; provided,  further, that in the event of a Change in Control, no amendment that would be adverse to an Eligible Executive shall be made until the second (2nd) anniversary of the consummation of such Change in Control.  Notwithstanding the foregoing, no amendment or termination shall be made that would material impair the rights of Participants receiving severance benefits under the Plan without such Participant’s written consent.  Notwithstanding the foregoing, the Plan may be amended by the Administrator at any time, without the consent of affected Participants and without the consent of Eligible Executives in order to avoid having the Plan become subject to the penalty provisions of Section 409A.

11. MISCELLANEOUS.

(a) No Assignment.  No Participant will have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the severance benefits due under the Plan, other than pursuant to the laws of descent and distribution, and any attempt to do so will be null and void and of no effect.

(b) Binding Effect.  The Plan will inure to the benefit of and be binding upon the Participants and their respective heirs and legal representatives.  The Plan will inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform under the Plan in the same manner and to the same extent as the Company would be required to perform under the Plan if no such succession had taken place.  For purposes of this Section (b), “Company” means the Company as defined in Section (k) and any successor to its business and/or assets as described in this Section (b) that assumes the Plan by operation of law or otherwise.

(c) Tax Withholding. The Company will withhold any applicable income or employment taxes that are required to be withheld from the Accrued Compensation and severance benefits provided under the Plan.

(d) Severability.  If any provision of the Plan is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan will be severable and enforceable in accordance with its terms, and all provisions will remain enforceable in any other jurisdiction.

(e) Dispute Resolution.

(i) Governing Law; Jurisdiction; Waiver of Jury Trial.  The Plan will be construed and interpreted in accordance with the laws of the State of California, without regard to its conflict of laws principles.  All suits, actions, and proceedings relating to the Plan will be brought only in the courts of the State of California located in Sacramento County or in the United States District Court for the Eastern District of California in Sacramento, California.  The Company and the Participant hereby consent to the personal jurisdiction of the courts described in this Section (e) for the purpose of all suits, actions, and proceedings relating to the Plan.  The Company and the Participant each waive all objections to venue and to all claims that a court chosen in accordance with this Section (e) is improper based on a venue or inconvenience.

to the fullest extent permitted by applicable law, Each participant agrees as a condition of participating in this plan to waive any right to trial by jury in respect of any proceeding, litigation or counterclaim based on, or arising out of, under or in connection with the plan and to acknowledge that such waiver is knowing, voluntary and intentional.

(ii) Attorneys’ Fees.  In the event that the Company, a Participant, an Eligible Executive or any other person institutes any legal suit, action or proceeding to enforce the covenants contained in the Plan (or obtain any other remedy in respect of any breach arising out of or relating to the Plan), and if the Participant or Eligible Executive is the prevailing party in the suit, action or proceeding, such Participant or Eligible Executive will be entitled to receive from the Company, in addition to all other damages to which such Participant or Eligible Executive may be entitled to from the Company, the reasonable costs incurred by such Participant or Eligible Executive in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

(f) Benefit of Other Agreements.  The Administrator will reduce a Participant’s payments and benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Participant that are due in connection with the Participant’s Involuntary Termination.

(g) Code Section 409A.

(i) The Plan is intended to be exempt from Section 409A and will be interpreted, construed, and administered in accordance with the applicable exemptions from Section 409A to the maximum extent possible.  In connection therewith, for purposes of Section 409A, each installment payment provided under the Plan will be treated as a separate payment.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with or are exempt from Section 409A and in no event will the Company, it Affiliates, the Board (or any member thereof), or any of their delegates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

(ii) Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, any amount or benefit that otherwise would be payable or distributable under the Plan by reason of the Participant’s Involuntary Termination will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such Involuntary Termination meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition).  If this Section (ii) prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a “separation from service” under Section 409A or such later date as may be required by Section (iii).

(iii) Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Participant’s Date of Termination.  The aggregate of any payments that would otherwise have been paid before the six-month delay will be paid to the Participant in a lump sum on such first payroll date after the six-month delay, and, therefore any remaining payments will be paid without delay in accordance with their original schedule.

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To record adoption of the Plan by the Compensation Committee as of August 7, 2019, the Company has caused its authorized officer to execute the Plan.

the mcclatchy company

By:

Title: